Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Nautilus, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock	457(c) and 457(h)	4,000,000	$2.445	$9,780,000	$0.0000927	$906.61
Total Offering Amounts							$906.61
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$906.61

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to register such additional shares of common stock (“Common Stock”) of Nautilus, Inc. (the “Registrant”) as may be offered or issued or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on August 18, 2022.